UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Cotiviti Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On July 23, 2018, Cotiviti Holdings, Inc., a Delaware corporation (“Cotiviti,” the “Company,” “we,” “us” or “our”) filed its definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Special Meeting of Stockholders (the “Special Meeting”) to be held August 24, 2018 to, among other things, approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Verscend Technologies, Inc., a Delaware corporation (“Verscend”), and Rey Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Verscend (“Merger Sub”), pursuant to which Merger Sub will merge with and into Cotiviti (the “Merger”), with Cotiviti continuing as the surviving corporation and a wholly owned subsidiary of Verscend.

On July 27, 2018, Eugene Geller, a purported stockholder of the Company, filed a putative class action lawsuit in the United States District Court for the District of Delaware against the Company and the members of the Company’s Board of Directors (the “Board”), Case No. 1:18-cv-01110-UNA. Subsequently, on August 1, 2018, Jordan Rosenblatt, another purported stockholder of the Company, filed a putative class action lawsuit in the United States District Court for the District of Delaware against the Company and the members of the Board, Case No. 1:18-cv-01149-UNA. Additionally, on August 7, 2018, Muriel Karlin, another purported stockholder of the Company, filed a putative class action lawsuit in the United States District Court for the District of Delaware against the Company and the members of the Board, Case No. 1:18-cv-01193-UNA. The Company believes the claims set forth in these lawsuits are without merit.

While the Company believes that the disclosure set forth in the Proxy Statement complies fully with applicable law, in order to moot plaintiffs’ disclosure claims, avoid nuisance, possible expense and delay, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the Proxy Statement. To the contrary, the Company specifically denies all allegations in the litigation that any additional disclosure was or is required.

Supplemental Disclosure to Proxy Statement

The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a reference disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement.

The Merger — Background of the Merger

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the first full paragraph on page 50 of the Proxy Statement, as follows:

Other potential counterparties who had expressed interest in a potential transaction or who were previously contacted by Goldman Sachs at the direction of the Strategy Committee, declined to participate in the process. Every confidentiality agreement entered into by the Company with a potential counterparty throughout the process included a customary “standstill” provision, but those agreements did not prohibit any potential counterparty from making a private request, directly to the Board, at any time, that it be permitted to make a competing proposal. No such potential counterparty ever made any such request. Company management held introductory calls, attended by representatives of Goldman Sachs, with representatives of such parties between April 12, 2018 and April 20, 2018 to provide an overview of the Company and its business.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure as a new paragraph immediately following the second full paragraph on page 58 of the Proxy Statement, as follows:

The Board also reviewed conflicts disclosures that had been previously provided to the Board by each of Goldman Sachs and William Blair, and did not find any conflicts existed that gave rise to any concern. Goldman Sachs’ conflicts disclosure included, among others, its engagement on behalf of Veritas Capital in connection with its pending acquisition of GE Healthcare’s Value-Based Care Division. William Blair’s conflicts disclosure included a pending engagement on behalf of Veritas Capital in connection with a pending acquisition without identifying the target, but noted that this was William Blair’s only engagement on behalf of Veritas Capital in the prior two-year period and indicated the approximate fees expected to be received in connection with such engagement.

The Merger — Fairness Opinion of Cotiviti’s Financial Advisor: Goldman Sachs & Co. LLC

The disclosure under the heading “The Merger—Fairness Opinion of Cotiviti’s Financial Advisor: Goldman Sachs & Co. LLC” is hereby amended and supplemented by adding the underlined disclosure and deleting the lined out disclosure in the second full paragraph on page 69 of the Proxy Statement, as follows:

Using discount rates ranging from 8.0% to 9.0%, reflecting estimates of the Company’s weighted average cost of capital, and a mid-year convention, Goldman Sachs derived a range of illustrative enterprise values for the Company as of March 31, 2018, by discounting to present value as of March 31, 2018 (a) the estimates of the unlevered free cash flow to be generated by the Company for the period from April 1, 2018 to December 31, 2022, as reflected in the Company Forecasts, and (b) a range of illustrative terminal values for the Company as of December 31, 2022, calculated by applying perpetuity growth rates ranging from 2.0% to 3.0% to the estimate of the terminal year unlevered free cash flow of the Company as reflected in the Company Forecasts (which analysis implied a range of multiples of enterprise value / estimated terminal year earnings before interest expense, income taxes, depreciation and amortization, or ‘‘EBITDA,’’ of 9.8x to 13.8x). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the U.S. financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Company Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. For purposes of Goldman Sachs’ ~~this~~ analysis, unlevered free cash flow was defined as Adjusted EBITDA (i) less stock-based compensation expense, depreciation and amortization, (ii) less taxes (applying a 22.5% cash tax rate assumption as provided by the Company (based on actual tax payments to date in calendar year 2018) to the calculated amount thus far), (iii) plus depreciation and amortization, (iv) less capital expenditures, and (v) adjusted for changes in net working capital.

The disclosure under the heading “The Merger—Fairness Opinion of Cotiviti’s Financial Advisor: Goldman Sachs & Co. LLC” is hereby supplemented by adding the underlined disclosure to the last paragraph beginning on page 70 of the Proxy Statement, as follows:

Goldman Sachs reviewed and analyzed, using Thomson Reuters data, the premia paid in all cash acquisitions of publicly traded companies in the United States in the healthcare industry, other than biotech transactions, from June 2008 through June 15, 2018, in which the target company had an implied enterprise value of over $1 billion based on the consideration paid in the applicable transaction, of which there were 74 such transactions. Goldman Sachs also reviewed and analyzed, using Thomson Reuters data, the premia paid in all acquisitions, regardless of the form of consideration, of publicly traded companies in the United States in the healthcare industry, other than biotech transactions, from June 2008 through June 15, 2018, in which the target company had an implied enterprise value of over $1 billion based on the consideration paid in the applicable transaction, of which there were 113 such transactions.

The Merger — Fairness Opinion of Cotiviti’s Financial Advisor: William Blair & Company, L.L.C.

The disclosure under the heading “The Merger—Fairness Opinion of Cotiviti’s Financial Advisor: William Blair & Company, L.L.C.” is hereby supplemented by adding the underlined disclosure after the first full paragraph on page 76 of the Proxy Statement, as follows:

The observed multiples for each of the selected companies, which were sourced from publicly available information and consensus estimates available through public filings and Capital IQ as of June 15, 2018, is set forth in the tables below.

Healthcare Technology

Company	EV / LTM Revenue	EV / CY 2018E Revenue	EV / CY 2019E Revenue	EV / LTM Adjusted EBITDA	EV / CY 2018E Adjusted EBITDA	EV / CY 2019E Adjusted EBITDA	CY 2018 P/E	CY 2019E P/E
Allscripts	2.6x	2.5x	2.4x	13.4x	12.6x	11.7x	24.1x	21.0x
athenahealth(1)	5.4x	5.0x	4.6x	20.7x	18.1x	16.2x	37.5x	32.1x
Cerner	4.0x	3.8x	3.5x	13.4x	12.5x	11.4x	24.7x	22.0x
HMS Holdings	3.9x	3.8x	3.5x	19.2x	15.9x	14.8x	27.3x	24.5x
Inovalon	4.6x	4.6x	4.1x	17.9x	16.6x	13.7x	37.9x	28.6x
IQVIA	3.8x	3.1x	3.0x	15.3x	14.6x	13.5x	19.4x	17.5x

(1)                                 Reflects May 7, 2018 public news reports that athenahealth received an inbound offer of $160.00 / share.

Data Driven Technology and Services

Company	EV / LTM Revenue	EV / CY 2018E Revenue	EV / CY 2019E Revenue	EV / LTM Adjusted EBITDA	EV / CY 2018E Adjusted EBITDA	EV / CY 2019E Adjusted EBITDA	CY 2018 P/E	CY 2019E P/E
Equifax	5.2x	5.0x	4.7x	16.1x	14.9x	13.6x	20.9x	19.5x
Experian	5.6x	5.4x	5.1x	15.5x	14.7x	14.4x	22.2x	21.3x
Gartner	4.2x	3.8x	3.5x	23.6x	20.6x	18.2x	37.1x	30.8x
HIS Markit	6.6x	6.2x	5.9x	17.7x	16.4x	15.1x	23.0x	20.6x
Nielsen	2.9x	2.9x	2.8x	9.6x	9.6x	8.8x	12.6x	11.1x
Thomson Reuters	3.6x	3.5x	3.3x	11.9x	11.4x	10.7x	NMF	NMF
TransUnion	7.9x	7.3x	6.7x	20.3x	18.7x	16.9x	29.5x	26.3x
Verisk Analytics	9.6x	8.9x	8.3x	19.3x	18.8x	17.4x	27.1x	25.2x

NMF: denotes P/E multiples > 40x.

The disclosure under the heading “The Merger—Fairness Opinion of Cotiviti’s Financial Advisor: William Blair & Company, L.L.C.” is hereby amended and supplemented by adding the underlined disclosure and deleting the lined out disclosure in the section titled “Discounted Cash Flow Analysis” starting on page 78 of the Proxy Statement, as follows:

Based on the Company Forecasts~~,~~ and other information and assumptions provided by management of the Company, William Blair performed a discounted cash flow analysis of the Company’s projected unlevered free cash flows for CY 2018E through CY 2022E. Using discounted cash flow methodology, William Blair calculated the present values of the projected unlevered free cash flows for the Company.

For purposes of William Blair’s analysis, unlevered free cash flows was defined as Adjusted EBITDA (i) less depreciation and amortization, (ii) less taxes (applying a 25% cash tax rate assumption as provided by the Company (based on an annual effective tax rate) to the calculated amount thus far), (iii) plus depreciation and amortization, (iv) less capital expenditures, and (v) adjusted for changes in net working capital.

~~In this analysis,~~ William Blair calculated the assumed terminal value of the Company by (i) multiplying projected adjusted EBITDA in CY 2022E by exit multiples ranging from 12.0x to 15.0x and (ii) utilizing perpetuity growth rates ranging from 2.5% to 3.5% of unlevered free cash flow for future periods after CY 2022E.

To discount the projected unlevered free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 9.0% to 11.0%. The terminal value exit multiple range was derived from long-term ranges of relevant precedent transactions and public company trading multiples, and the range of perpetuity growth rates was selected based on long term industry growth rates. The discount rate range was derived based upon a weighted average cost of capital of the Company and selected public companies using the capital asset pricing model.

William Blair aggregated the present value of the unlevered free cash flows over the applicable forecast period with the present value of the range of terminal values to arrive at an implied enterprise value range. William Blair then derived a range of implied equity values per share by deducting the Company’s net debt as of March 31, 2018 and dividing such amount by the Company’s total diluted outstanding shares as of May 31, 2018. This analysis resulted in a range of implied equity values of $35.02 to $57.46 per share, as compared to the Merger Consideration of $44.75 per share of the Company’s Common Stock.

The Merger — Certain Financial Forecasts

The disclosure under the heading “The Merger—Certain Financial Forecasts” is hereby supplemented by adding the underlined disclosure to the first full paragraph on page 83 of the Proxy Statement, as follows:

The Company Forecasts are not intended to comply with, and include financial metrics that were not prepared in accordance with, GAAP, the published guidelines of the SEC regarding financial projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled measures used by other companies. The non-GAAP financial measures used in the Company Forecasts were relied upon by Goldman Sachs and William Blair for the purposes of their respective fairness opinions and by our Board in connection with its consideration of the Merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Goldman Sachs or William Blair for purposes of their respective opinions, or by our Board in connection with its consideration of the Merger. Accordingly, the Company has not provided a reconciliation of the financial measures included in the Company Forecasts to the relevant GAAP financial measures. Neither KPMG LLP, the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the Company Forecasts, and, accordingly, neither KPMG LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to the Company Forecasts. Reports by KPMG LLP incorporated by reference into this proxy statement relate solely to the Company’s historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The disclosure under the heading “The Merger—Certain Financial Forecasts” is hereby supplemented by adding the underlined disclosure to the “Company Forecasts” table on page 84 of the Proxy Statement, as follows:

	For the Fiscal Year Ended December 31,
	(in millions, rounded, except per share amounts)(4)
	2017A	2018E(5)	2019E	2020E	2021E	2022E	Terminal Year
Healthcare Revenue	$605	$673	$754	$830	$925	$1,037
Retail & Other Revenue	$73	$68	$63	$67	$71	$71
Total Revenue(1)	$679	$741	$817	$896	$996	$1,108

Operating Expense & Other	$411	$440	$487	$514	$557	$606
Adjusted EBITDA(2)	$268	$301	$330	$382	$439	$502
Depreciation & Amortization	$(85)	$(89)	$(95)	$(102)	$(109)	$(116)
Other Expenses(6)	$(21)	$(27)	$(14)	$(14)	$(14)	$(14)
Interest Expense	$(35)	$(40)	$(31)	$(30)	$(26)	$(22)
Tax Expense	$12	$(44)	$(47)	$(59)	$(72)	$(87)
Net Income	$138	$101	$142	$177	$217	$262

Adjusted EPS(7)	$1.57	$1.93	$2.13	$2.49	$2.88	$3.33

Operating Cash Flow	$175	$222	$237	$279	$331	$383
Total CAPEX	$(37)	$(42)	$(32)	$(35)	$(39)	$(43)
Free Cash Flow(3)	$138	$180	$204	$243	$292	$339

Unlevered Free Cash Flow (Goldman Sachs)(8)		$160 (9)	$228	$265	$308	$353	$337

Unlevered Free Cash Flow (William Blair)(10)		$210	$246	$285	$324	$370

The disclosure under the heading “The Merger—Certain Financial Forecasts” is hereby supplemented by adding the underlined disclosure to the end of the footnotes to the “Company Forecasts” table on page 84 of the Proxy Statement, as follows:

(6)                                 Other Expenses includes impairment of intangibles, stock-based compensation, restructuring, acquisition and integration charges, and other income/expenses.

(7)                                 Adjusted EPS for 2018E — 2022E adds back tax-affected amortization and stock-based compensation to net income.

(8)                                 For purposes of Goldman Sachs’ analysis, unlevered free cash flow was defined (and calculated by Goldman Sachs using the Company Forecasts) as Adjusted EBITDA (i) less stock-based compensation expense, depreciation and amortization, (ii) less taxes (applying a 22.5% cash tax rate assumption as provided by the Company (based on actual tax payments to date in CY 2018) to the calculated amount thus far), (iii) plus depreciation and amortization, (iv) less capital expenditures, and (v) adjusted for changes in net working capital, in each case as approved for Goldman Sachs’ use by the Company.

(9)                                 Q2 – Q4 2018 only.

(10)                          For purposes of William Blair’s analysis, unlevered free cash flow was defined (and calculated by William Blair using the Company Forecasts) as Adjusted EBITDA (i) less depreciation and amortization, (ii) less taxes (applying a 25% cash tax rate assumption as provided by the Company (based on an annual effective tax rate) to the calculated amount thus far), (iii) plus depreciation and amortization, (iv) less capital expenditures, and (v) adjusted for changes in net working capital, in each case as approved for William Blair’s use by the Company.

Additional Information and Where to Find It

In connection with the proposed Merger, Cotiviti has filed with the SEC a definitive proxy statement of the Company, as well as other relevant documents concerning the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by Cotiviti with the SEC. COTIVITI’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY COTIVITI WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and stockholders may obtain a free copy of the proxy statement and other documents Cotiviti files with the SEC through the website maintained by the SEC at www.sec.gov. Cotiviti makes available free of charge at www.cotiviti.com (in the “Investors” section), copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

Cotiviti and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from Cotiviti’s stockholders in connection with the Merger. Security holders may obtain information regarding the names, affiliations and interests of Cotiviti’s directors and executive officers in Cotiviti’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 22, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on April 12, 2018. To the extent the holdings of Cotiviti securities by Cotiviti’s directors and executive officers have changed since the amounts set forth in Cotiviti’s proxy statement for its 2018 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the Merger, by security holdings or otherwise, are contained in the definitive proxy statement filed in connection with the special meeting of stockholders, which was filed with the SEC on July 23, 2018, and other relevant materials to be filed with the SEC in connection with the Merger. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Cotiviti’s website at www.cotiviti.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” that do not directly or exclusively relate to historical facts. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “project,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expressions. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in the Proxy Statement, and the following factors:

•                  the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement or failure to satisfy the other conditions to the consummation of the Merger, including the termination or expiration of any waiting period applicable to the Merger under the HSR Act and any mandatory waiting period or receipt of any required consent, approval or other authorization;

•                  the risk that the Merger Agreement may be terminated in circumstances requiring us to pay Verscend a termination fee of $100 million;

•                  risks that the proposed Merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•                  the effect of the announcement or pendency of the Merger on our business relationships (including, without limitation, customers and suppliers), operating results and business generally;

•                  the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•                  risks related to diverting the attention of our management and employees from ongoing business operations;

•                  the risk that our stock price may decline significantly if the Merger is not consummated;

•                  risks related to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates and policies or competitive development;

•                  the fact that under the terms of the Merger Agreement, we are unable to solicit other Acquisition Proposals during the pendency of the Merger;

•                  the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others;

•                  the fact that receipt of the all-cash Merger Consideration would be taxable to our stockholders that are treated as U.S. Holders for United States federal income tax purposes; and

•                  the fact that our stockholders would forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company.

Consequently, all of the forward-looking statements we make in this communication are qualified by the information contained or incorporated by reference herein or in the Proxy Statement, including, but not limited to, (i) the information contained under this heading, (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see the section entitled “Where You Can Find More Information” of this communication) and (iii) the information contained in the Proxy Statement. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.